COMPENSATION AND BENEFITS

Executive Officer Compensation
Summary Compensation Table

     The following table sets forth certain information with respect to compensation for services in all capacities paid by Comdisco and its subsidiaries for the past three years, to or on behalf of (i) Jack Slevin, President and Chief Executive Officer, (ii) each of the four other most highly compensated Executive Officers of Comdisco serving on September 30, 1996, and
(iii) Robert Bardagy, who was not serving as an Executive Officer on the last day of the fiscal year.


                                                                                        Long-Term Compensation
                                                                            ------------------------------------
                                          Annual Compensation                       Awards               Payouts
                                 ---------------------------------------    ------------------------    --------

                                                                                          Securities
                                                                            Restricted    Underlying   Long-Term      All Other
Name and Principal                                          Other Annual         Stock       Options   Incentive   Compensation
  Positions                      Year    Salary     Bonus   Compensation<F1>    Awards       (Shares)   Payouts      <F1><F2>
------------------------------   ----    ------     -----   --------------   ---------    ----------   ---------   ------------


Jack Slevin...................   1996    $500,000   $580,000   $-0-            $-0-          $327,169  $ 420,000     $9,425
Chairman, President...........   1995     400,000    401,000    -0-             -0-           132,980                 6,074
and CEO.......................   1994     350,000    450,000    -0-             -0-           187,500                 5,643

Alan J. Andreini .............   1996     200,000    200,000    -0-             -0-            43,245    225,000      9,425
Executive Vice President .....   1995     200,000    200,000    -0-             -0-           211,906                43,392<F2>
                                 1994     225,000    275,800    -0-             -0-                -0-                5,643

Nicholas K. Pontikes .........   1996     230,000    230,000    -0-             -0-            24,534    201,000      9,425
Executive Vice President .....   1995     230,000    230,000    -0-             -0-            68,308                 6,074
                                 1994     200,000    385,000    -0-             -0-            37,500                 5,643

William N. Pontikes  .........   1996     220,000    220,000    -0-             -0-            30,771    300,000      9,425
Executive Vice President .....   1995     225,000    230,000    -0-             -0-            87,864                 6,074
                                 1994     250,000    251,000    -0-             -0-                -0-                5,643

John J. Vosicky...............   1996     240,000    200,000    -0-             -0-            18,297    225,000      9,425
Executive Vice President .....   1995     235,000    235,000    -0-             -0-            53,365                 6,074
& Chief Financial Officer  ...   1994     225,000    276,000    -0-             -0-                -0-                5,643

Robert A. Bardagy ............   1996     533,128    218,750    -0-             -0-            18,090    420,000      9,425
Executive Vice President .....   1995     365,000    365,000    -0-             -0-            52,747                 6,074
through 4/30/96 ..............   1994     350,000    509,000    -0-             -0-                -0-                5,643


<F1> Amounts of All Other Compensation are amounts contributed by Comdisco under
     Comdisco's Profit Sharing and Employee Stock Ownership Plans for the persons named above
<F2> Includes $6,074 in Comdisco  contributions  to retirement plans as outlined in footnote (1) above and $37,318 paid pursuant to the terms of the Comdisco Financial Services, Inc. Residual Incentive Compensation Plan

Option Grants in Last Fiscal Year

     The following table sets forth certain information with respect to stock option grants made to named executive officers during the fiscal year ended September 30, 1996.


                                                                                            Potential Realizable Value
                                                                                               at Assumed Annual Rates
                                                                                            of Stock Price Appreciation
                                        Individual Grants                                      for Option Term
                    ---------------------------------------------------------------     ---------------------------------

                      Number of     % of Total
                     Securities   Options/SARs    Exercise     Grant
                     Underlying     Granted to     or Base      Date
                   Options/SARs   Employees in       Price    Market    Expiration
Name                Granted (#)    Fiscal Year       ($/Sh)    Price          Date          0%           5%           10%
----               ------------   ------------    --------    ------    ----------        ---   ----------  ------------
Jack Slevin            275,000             9.7      $24.000  $24.000      07/22/06        $ 0   $4,149,268  $ 10,514,231
                        20,984             0.7       28.875   28.875      09/29/06        $ 0      380,924       965,259
                        31,185             1.0       28.875   28.875      09/29/06        $ 0      566,103     1,434,503

Alan J. Andreini        12,060             0.4       28.875   28.875      09/29/06        $ 0      218,926       554,757
                        31,185             1.0       28.875   28.875      09/29/06        $ 0      566,103     1,434,503

Nicholas K. Pontikes    12,060             0.4       28.875   28.875      09/29/06        $ 0      218,926       554,757
                        12,474             0.4       28.875   28.875      09/29/06        $ 0      226,441       573,801

William N. Pontikes     12,060             0.4       28.875   28.875      09/29/06        $ 0      218,926       554,757
                        18,711             0.7       28.875   28.875      09/29/06        $ 0      339,662       860,702

John J. Vosicky         12,060             0.4       28.875   28.875      09/29/06        $ 0      218,926       554,757
                         6,237             0.2       28.875   28.875      09/29/06        $ 0      113,221       286,901

Robert A. Bardagy       18,090             0.6       28.875   28.875      09/29/06        $ 0      328,389       832,136



     The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of the Common Stock. Such amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Common Stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

     Based upon the price of the Common Stock and the total shares outstanding as of the date of grant, if the price of the Common Stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) in the amounts shown above during the period from grant date to the option expiration date.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Value

     The following table sets forth information with respect to the named executive officers in the Summary Compensation Table concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.


                                                          Total Number of                 Total Value of
                                                         Shares Underlying                  Unexercised,
                                                        Unexercised Options             in-the-Money Options
                                                    Held at September 30, 1996     Held at September 30, 1996 <F1>
                                                    --------------------------     -------------------------------
                         Number of
                            Shares
                          Acquired       Value
Name                   on Exercise    Realized       Exercisable   Unexercisable    Exercisable       Unexercisable
----                   -----------    --------       -----------   -------------    -----------       -------------

Jack Slevin                      0    $      0           132,732         568,995     $2,005,689          $5,033,063
Alan J. Andreini                 0           0           107,464         233,620      1,544,450           2,824,066
Nicholas K. Pontikes             0           0            22,095         108,247        284,920           1,273,237
William N. Pontikes              0           0            27,854          90,781        362,223             719,494
John J. Vosicky             59,063     555,488            65,126          91,288        940,479           1,188,052
Robert A. Bardagy                0           0            65,651          89,937        942,547           1,181,133


<F1> Based on the closing price of the Common Stock, $28.875, on September 30,
     1996


Long Term Incentive Plan ("LTIP") Awards

     The following table sets forth information with respect to the grants of Performance Unit Awards under the Comdisco, Inc. 1992 Long-Term Stock Ownership Incentive Plan to the named executive officers during the fiscal year ended September 30, 1996. The target performance objective is that Comdisco's Total Shareholder Return, the sum of the stock price appreciation plus dividends (reinvested), be ranked at or above the sixtieth percentile of the Total Shareholder Return of all companies in the S&P 500 for the period running from October 2, 1995, through September 30, 1998. The minimum performance objective is a fiftieth percentile ranking. If the actual ranking is less than the fiftieth percentile, no compensation will be paid under these awards.


                                                                    Estimated Future Payouts under
                                                                      Non-Stock Price-Based Plans
                                                                  ----------------------------------

          (a)               (b)               (c)                   (d)          (e)          (f)
------------------------  --------   ------------------------    ----------   ---------   ----------
                                     Performance or Other
                            Number   Period Until Maturation
Name                      of Units   or Payment                  Threshold       Target      Maximum
----                      --------   -----------------------     ---------   ----------   ----------
Jack Slevin                    366        September 30, 1998    $  183,000   $  366,000   $1,098,000
Alan J. Andreini               166        September 30, 1998        83,000      166,000      498,000
Robert A. Bardagy              250        September 30, 1998       125,000      250,000      750,000
Nicholas K. Pontikes           166        September 30, 1998        83,000      166,000      498,000
William N. Pontikes            166        September 30, 1998        83,000      166,000      498,000
John J. Vosicky                166        September 30, 1998        83,000      166,000      498,000



                                           COMPENSATION COMMITTEE REPORT

Role of the Committee

     In 1993, the Board of Directors defined the scope of authority that would be delegated to the non-employee Directors who serve as members of the Compensation Committee. Overall direction was given to this Committee to review and approve the Company's compensation policies, to ensure that Executive Officers are rewarded appropriately for their contributions to Comdisco's growth and profitability and to ensure that compensation policies support Comdisco's business objectives, organization structure, culture and stockholder interests. Specific direction was given to determine the compensation of the Chief Executive Officer and to review and approve the compensation of the Executive Officers of the Company.


Continuing Compensation Strategy

     During fiscal year 1996, the Compensation Committee has continued to evaluate Comdisco's compensation plans in accordance with the Committee's objectives of linking compensation to profit measures and increasing stockholder value. The senior management team continues to be compensated in the following manner, as originally suggested by outside compensation consultants in 1994. The total compensation for the Chief Executive Officer and certain Executive Officers is comprised of the following components: (i) base salary, (ii) annual incentive (cash and stock options) based on Company pre-tax earnings objectives and (iii) long term performance units based on Total Shareholder Return objectives. Each of the foregoing components constituted approximately one-third of the executive's total compensation. Thus, approximately two-thirds of the executive's compensation is subject to both Company performance and stockholder returns.

     During 1996, the Compensation Committee hired an independent compensation consulting firm to analyze and report to the Committee on possible strategies for Chief Executive Officer compensation. This evaluation confirmed that the existing strategy of placing a majority of the executive's compensation at risk subject to the attainment of company and shareholder returns was a sound practice.


Chief Executive Officer Compensation

     1996 Fiscal Year. Jack Slevin's compensation package for fiscal 1996 reflects the Committee's strategy of placing a majority of the compensation at risk subject to the attainment of pre-tax earnings goals and longer-term Total Shareholder Return goals. The Company had an employment agreement with Mr. Slevin which provided for a base salary of $550,000 for fiscal 1996. Annual cash incentive compensation for Mr. Slevin was equal to 1% of Comdisco's 1996 fiscal year pre-tax earnings between $130 million and $175 million and 2% of pre-tax earnings in excess of $175 million. The amount of annual cash incentive payments can be found in the Summary Compensation Table. Mr. Slevin also earned an annual stock option award which was based upon the attainment of pre-tax earnings objectives for fiscal 1996. Pursuant to this award, Mr. Slevin received 20,984 option shares at $28.875 (the closing price of Comdisco's Common Stock on September 30, 1996). For the long term perspective, Mr. Slevin was granted 366 Performance Units under the Comdisco, Inc. 1992 Long-Term Stock Ownership Incentive Plan. The performance period and performance objectives are set forth in the Long-Term Incentive Plan ("LTIP") Awards section above. To further align Mr. Slevin's interests with those of the Company's stockholders, the Committee offered Mr. Slevin the right to forego cash compensation in exchange for stock options. Under this "Cash-to-Option Alternative" Mr. Slevin elected to forego $150,000 in cash compensation. In return, Mr. Slevin received a stock option to acquire 45,363 shares at the closing price of Comdisco's Common Stock on the date such election was made ($19.83).

     1997 Fiscal Year. As noted above, the Compensation Committee hired a compensation consulting firm to review the current compensation package of Mr. Slevin and to recommend any possible new strategies. The consulting firm utilized three sets of competitive data using 1995 proxy statements to determine the compensation practices of selected companies based on their similarity to Comdisco relative to revenues, net income and market capitalization. Based on this engagement, the Compensation Committee approved an amendment to Mr. Slevin's employment agreement that would bring him in line with the median of these three comparison groups. Mr. Slevin's base salary was increased to $600,000 for fiscal 1997. The Committee increased the pre-tax earnings targets for 1997 such that Mr. Slevin's annual cash incentive compensation will be equal to 1% of Comdisco's 1997 fiscal year pre-tax earnings between $150 million and $200 million and 2% of pre-tax earnings in excess of $200 million. On July 23, 1996, the Stock Option Committee granted Mr. Slevin an option to acquire 275,000 shares of Comdisco Stock at $24.00, which was the closing price on that date. Mr. Slevin also received a restricted stock award of 60,000 shares of Comdisco stock which will vest upon the earlier of five years or Mr. Slevin's retirement from full-time employment with Comdisco. Mr. Slevin will also earn an annual stock option award of 19,616 options if the Company attains certain pre-tax earnings objectives for fiscal 1997. The exercise price of these options, if earned, will be at the closing price of Comdisco's stock on September 30, 1997. For the long term perspective, Mr. Slevin was granted 366 Performance Units under the Comdisco, Inc. 1992 Long-Term Stock Ownership Incentive Plan. The performance period and performance objectives are set forth in the Long-Term Incentive Plan ("LTIP") Awards section above. The Committee again offered Mr. Slevin the right to forego cash compensation to be earned in 1997 in exchange for stock options. Under this "Cash-to-Option Alternative", Mr. Slevin elected to forego $150,000 in cash compensation. In return, Mr. Slevin received a stock option to acquire 31,185 shares at the closing price of Comdisco's Common Stock on the date such election was made ($28.875).


1996 Executive Officer Compensation

     During fiscal year 1996, the Company entered into incentive compensation agreements with certain of its Executive Officers. The agreements included the following elements which are similar to the components discussed above for Mr.
Slevin: (i) base salary, (ii) annual incentive (cash and stock options) based on Company pre-tax earnings objectives and (iii) long term performance units based on Total Shareholder Return objectives. The Executive Officers also participated in the "Cash-to-Option Alternative" under which they had the right to forego cash compensation in exchange for stock options.


Tax Considerations

     The Compensation Committee has continued to consider tax legislation that precludes a publicly held corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer and its four other highest paid executive officers. Certain qualified performance based compensation is exempt from this deduction limit. In order to attempt to meet the deductibility requirements, the Company received stockholder approval of the 1995 Long-Term Stock Ownership Incentive Plan and approval of certain performance goals to be established for the award of Performance Units thereunder. It is expected that most, if not all, compensation paid to the Executive Officers will qualify as a tax deductible expense.

     Notwithstanding the foregoing, the Compensation Committee believes that these tax law requirements may not always be consistent with sound executive compensation principles. To achieve full tax deductibility, the tax law requirements do not allow the flexibility or discretion to respond to changing market conditions, to utilize subjective performance factors or to reward extraordinary performance of an unforseen type. Therefore, the Compensation Committee reserves the right to approve nondeductible compensation based upon the circumstances at the time.

     This report has been provided by C. Keith Hartley and Rick Kash, the members of the Compensation Committee.